UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 11, 2018 (March 15, 2018)
  _________________________________
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2018, William H. Janeway notified Nuance Communications, Inc. (the “Company”) that he was retiring from the Company’s Board of Directors, effective immediately. No executive officer of the Company was aware of a disagreement by Mr. Janeway with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Janeway joined the Nuance Board of Directors in April 2004 when he was Vice Chairman at Warburg Pincus. He was responsible for and oversaw Warburg Pincus’ investment in Nuance. During his years of service on the Nuance Board, Mr. Janeway was a vital, guiding influence on the Company’s strategy.

In connection with Mr. Janeway’s retirement, Paul Ricci, CEO, Nuance, commented, “We are deeply appreciative of Bill’s 14 years of service as a director. Bill’s contributions have been fundamental to Nuance’s evolution as we grew from a young company to become a leader in voice technology and solutions.”

With Mr. Janeway’s retirement, Nuance’s Board of Directors now consists of seven members, all of whom are independent directors. As previously announced, the Board is working with a search firm to identify new directors as part of its Board refreshment. The Board expects to appoint one or two new directors prior to the 2019 Annual Meeting.

The Board also confirmed today that it is confident that it will name a new CEO by March 31, 2018, and that the new CEO will be appointed to the Board. Combined, this would represent the addition of four to five new directors in an approximately 12-month span.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: March 15, 2018	By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel Executive Vice President and Chief Legal Officer